Exhibit 99.1

MBX Biosciences Announces IND Submission of MBX 4291, its Long-acting GLP1/GIP Receptor Co-agonist Prodrug for the Treatment of Obesity

GLP-1/GIP receptor co-agonist designed to be highly potent and for once-monthly administration based on MBX’s novel PEP™ platform technology

Phase 1 trial of MBX 4291 is expected to initiate in Q3 2025

CARMEL, Ind., June 16, 2025 (GLOBE NEWSWIRE) – MBX Biosciences, Inc. (Nasdaq: MBX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel precision peptide therapies for the treatment of endocrine and metabolic disorders, today announced submission of an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for MBX 4291, a long-acting glucagon-like peptide-1 (GLP-1)/ glucose-dependent insulinotropic polypeptide (GIP) receptor co-agonist prodrug for the treatment of obesity.

“MBX 4291 is designed to be a potential best-in-class, once-monthly injectable for the treatment of obesity,” said Kent Hawryluk, President and Chief Executive Officer of MBX Biosciences. “We believe MBX 4291 could potentially offer less frequent dosing and improved gastrointestinal tolerability, which may result in better adherence and increased maximal weight loss. Following IND clearance, we plan to initiate a Phase 1 trial evaluating MBX 4291 in healthy overweight volunteers in the third quarter of 2025. We are also advancing multiple early-stage obesity candidates using our proprietary platform to build precision peptides with differentiating characteristics.”

About MBX 4291
MBX 4291 is an investigational long-acting GLP-1/GIP receptor co-agonist prodrug in development as a potential treatment for obesity. It was designed using the Company’s novel, proprietary PEP™ platform as a long-acting dual agonist with the potential for once-monthly dosing, improved gastrointestinal tolerability, and increased maximal weight loss.

In preclinical studies, the active component of MBX 4291 demonstrated a similar activity profile and body weight loss as tirzepatide, an approved weekly GLP-1/GIP co-agonist. In addition, extended duration of action of the active component of MBX 4291 was observed in additional preclinical studies compared to tirzepatide, supporting the potential for once-monthly administration.

About MBX Biosciences

MBX Biosciences is a biopharmaceutical company focused on the discovery and development of novel precision peptide therapies based on its proprietary PEP™ platform, for the treatment of endocrine and metabolic disorders. The Company is advancing a pipeline of novel candidates for endocrine and metabolic disorders with clinically validated targets, established endpoints for regulatory approval, significant unmet medical needs and large potential market opportunities. The Company’s pipeline includes its lead product candidate canvuparatide (MBX 2109), in Phase 2 development for the treatment of chronic hypoparathyroidism (HP); imapextide (MBX 1416), in Phase 1 development for the treatment of post-bariatric hypoglycemia (PBH); and an obesity portfolio that includes MBX 4291, with an IND currently under FDA review, as well as multiple discovery and pre-clinical candidates in development for the treatment of obesity. The Company is based in Carmel, Indiana. To learn more, please visit the Company website at www.mbxbio.com and follow it on LinkedIn.

About MBX’s Proprietary Precision Endocrine Peptide (PEP™) Platform

MBX was founded by global leaders with a transformative approach to peptide drug design and development. Leveraging this expertise, the Company designed its proprietary Precision Endocrine Peptide™ (PEP™) platform to overcome the key limitations of unmodified and modified peptide therapies and to improve clinical outcomes and simplify disease management for patients. PEPs are selectively engineered to have optimized pharmaceutical properties, including extended time-action profiles and consistent drug concentrations with low peak-to-trough concentration ratios, consistent exposure to target tissues, and less frequent dosing.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: the potential for MBX 4291 to be a best-in-class, once-monthly injectable for the treatment of obesity; expectations regarding MBX 4291’s ability to offer less frequent dosing and improved gastrointestinal tolerability, which may result in better adherence and increased maximal weight loss; the expected initiation of a Phase 1 trial of MBX 4291 in healthy overweight volunteers in the third quarter of 2025; and the Company’s development of other early-stage obesity candidates.

Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect MBX Biosciences’ business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to the Company’s research and development activities; MBX Biosciences’ ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; uncertainties relating to preclinical and clinical development activities; the Company’s dependence on third parties to conduct clinical trials, manufacture its product candidates and develop and commercialize its product candidates, if approved; MBX Biosciences’ ability to attract, integrate and retain key personnel; risks related to the Company’s financial condition and need for substantial additional funds in order to complete development activities and commercialize a product candidate, if approved; risks related to regulatory developments and approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities; risks related to establishing and maintaining MBX Biosciences’ intellectual property protections; and risks related to the competitive landscape for MBX Biosciences’ product candidates; as well as other risks described in “Risk Factors,” in MBX Biosciences’ Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (SEC), as well as subsequent filings with the SEC. MBX Biosciences expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

MBX uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company's Investor Relations website, in addition to following the Company's press releases, SEC filings, public conference calls, presentations, and webcasts.

Media Contact:

Katie Beach Oltsik

Inizio Evoke Comms

katie.beach@inizioevoke.com

(937) 232-4889

Investor Contact:

Jim DeNike

MBX Biosciences

jdenike@mbxbio.com